Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of the capital stock of LB Pharmaceuticals Inc, or the Company, and certain provisions of the Company’s amended and restated certificate of incorporation, or the restated certificate, and amended and restated bylaws, or restated bylaws, are summaries. These summaries are qualified in their entirety by reference to the provisions of the Delaware General Corporation Law and the complete text of the restated certificate and restated bylaws, which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, of the Company’s Annual Report on Form 10-K to which this description is also an exhibit.

General

The restated certificate authorizes the Company to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share, all of which shares of preferred stock are undesignated. The Company’s board of directors may establish the rights and preferences of the preferred stock from time to time.

Common Stock

Voting

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. The Company’s stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to preferences that may be applicable to any then-outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends, if any, as may be declared from time to time by the Company’s board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding-up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of the Company’s debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock.

Rights, Preferences, and Privileges

Holders of common stock have no preemptive, conversion, or subscription rights, and there are no redemption or sinking fund provisions applicable to common stock. The rights, preferences, and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that the Company may designate and issue in the future.

Fully Paid and Nonassessable

All of the Company’s outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock

The Company’s board of directors has the authority, without further action by the stockholders, to designate and issue up to an aggregate of 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations, or restrictions thereon and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding.

The Company’s board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible future financings and acquisitions and other corporate purposes could, under certain circumstances, have the effect of restricting dividends on the Company’s common stock, diluting the voting power of the Company’s common stock, impairing the liquidation rights of the Company’s common stock or delaying, deferring or preventing a change in control of us, which might harm the market price of the Company’s common stock.

The Company’s board of directors will make any determination to issue such shares based on its judgment as to the Company’s best interests and the best interests of the Company’s stockholders. The Company has no shares of preferred stock outstanding and has no current plans to issue any shares of preferred stock.

Warrants

Class A Warrants

In November 2018 and March 2019, the Company issued warrants to certain investors to purchase shares of our common stock at an exercise price per share of $64.14, subject to adjustment as set forth in the warrant, or the Class A Warrants. In August 2023, in conjunction with the Company’s Series C financing, the Company modified the outstanding Class A Warrants and reduced the exercise price to $0.28. As of December 31, 2025, Class A Warrants to purchase up to 24,687 shares of common stock remained unexercised and outstanding. The Class A Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable Class A Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable Class A Warrant for such shares. Each Class A Warrant is exercisable until the 10th anniversary from its issuance date. The Class A Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of common stock at an issuance price per share that is less than the then-effective exercise price of the Class A Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Class B Warrants

In November 2018 and March 2019, the Company issued warrants to certain investors to purchase shares of common stock at an exercise price per share of $64.14, subject to adjustment as set forth in the warrant, or the Class B Warrants. In August 2023, in conjunction with the Company’s Series C financing, the Company modified the outstanding Class B Warrants and reduced the exercise price to $0.28. As of December 31, 2025, Class B Warrants to purchase up to 31,373 shares of common stock remained unexercised and outstanding. The Class B Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable Class B Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable Class B Warrant for such shares. Each Class B Warrant became exercisable in May 2022 and will remain exercisable until the 10th anniversary from its issuance date. The Class B Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of common stock at an issuance price per share that is less than the then-effective exercise price of the Class B Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Series B-1 Warrants

In May 2022, the Company issued warrants to certain investors to purchase shares of common stock at an exercise price per share of $104.56, subject to adjustment as set forth in the warrant, or the Series B-1 Warrants. In August 2023, in conjunction with the Company’s Series C financing, the Company modified the outstanding Series B-1 Warrants, reducing the exercise price to $0.28. As of December 31, 2025, Series B-1 Warrants to purchase up to 2,557 shares of common stock remained unexercised and outstanding. Series B-1 Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable Series B-1 Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable Series B-1 Warrant for such shares. Each Series B-1 Warrant is exercisable until its expiration in May 2027. The Series B-1 Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of our common stock at an issuance price per share that is less than the then-effective exercise price of the Series B-1 Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Maxim Warrants

In August 2023, we issued warrants to Maxim Group LLC to purchase shares of our common stock at an exercise price per share of $0.28, subject to adjustment as set forth in the warrant, or the Maxim Warrants, which are currently held by Maxim Partners LLC. As of December 31, 2025, the Maxim Warrants to purchase up to 54,813 shares of our common stock remained unexercised and outstanding. The Maxim Warrants include a cashless exercise feature allowing the holder to receive shares underlying the Maxim Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the Maxim Warrant for such shares. Each Maxim Warrant is exercisable until its expiration in August 2033. The Maxim Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of our common stock at an issuance price per share that is less than the then-effective exercise price of the Maxim Warrants. The warrant holder has certain demand and piggyback registration rights.

New Series B Warrants

In August 2023, the Company issued warrants to certain investors to purchase shares of common stock at an exercise price per share of $41.83, subject to adjustment as set forth in the warrant, or the New Series B Warrants. As of December 31, 2025, New Series B Warrants to purchase up to 3,509 shares of our common stock remained unexercised. The New Series B Warrants include a cashless exercise feature allowing the holder to receive shares underlying the applicable New Series B Warrant in an amount reduced by the aggregate amount of the exercise price that would have been payable upon exercise of the applicable New Series B Warrant for such shares. Each New Series B Warrant is exercisable until its expiration in August 2028. The New Series B Warrants include anti-dilution protection provisions, subject to certain exceptions, relating to subsequent sales of shares of common stock at an issuance price per share that is less than the then-effective exercise price of the New Series B Warrants. The warrant holder is not a stockholder and has none of the rights of a stockholder until the warrant is exercised and the shares of common stock are issued upon exercise.

Registration Rights

Certain holders of shares of the Company’s common stock are entitled to rights with respect to the registration of these securities under the Securities Act of 1933, as amended, or the Securities Act. These rights are provided under the terms of an amended and restated investors’ rights agreement by and among the Company and certain of its stockholders and holders of its outstanding warrants, as applicable. ’ These shares are collectively herein referred to as registrable securities.

The amended and restated investors’ rights agreement’ includes demand registration rights, short-form registration rights and piggyback registration rights. The demand, short form, and piggyback registration rights described below will generally expire no later than three years after the completion of the Company’s initial public offering, upon the closing of a deemed liquidation event, or with respect to any particular holder, at such time that such holder can sell its shares under Rule 144 of the Securities Act during any three-month period.

Demand Registration Rights

At any time beginning March 10, 2026, the holders of the registrable securities will be entitled to certain demand registration rights. Upon the request of holders of at least 60% of the registrable securities then outstanding, the Company will be required to register all or a portion of their shares, subject to certain specified exceptions. Such request for registration must cover registrable securities then outstanding having an aggregate offering price in excess of $15.0 million after deducting certain selling expenses. The Company is not obligated to take any action in response to such request (i) during the period that is estimated to be 60 days before and 180 days after the effective date of a Company-initiated registration, (ii) if the Company has already effected one registration pursuant to such requests for registration on Form S-1, or (iii) if the initiating holders propose to register securities that may be immediately registered on Form S-3.

Additionally, if the Company determines that it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require making a premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act to effect such a demand registration, then the Company has the right to defer such registration, not more than once in any 12-month period, for an aggregate of up to 120 days.

Piggyback Registration Rights

If the Company proposes to register any of its securities under the Securities Act in another offering, either for its own account or for the account of other security holders, the holders of registrable securities will be entitled to notice of the registration and will be entitled to include their shares of common stock in the registration, subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares included in such registration under specified circumstances.

Form S-3 Registration Rights

At any time when the Company is eligible to use a Form S-3 registration statement, the holders of the registrable securities then outstanding will be entitled to certain Form S-3 registration rights. Any holder of these shares can make a request that the Company register for offer and sale their shares on Form S-3 if the Company is qualified to file a registration statement on Form S-3, subject to certain specified exceptions. Such request for registration on Form S-3 must cover registrable securities then outstanding having an aggregate offering price in excess of $3.0 million after deducting certain selling expenses. The Company is not obligated to take any action in response to such request (i) during the period that is estimated to be 30 days before and 90 days after the effective date of a Company-initiated registration, or (ii) if the Company has already effected two registrations pursuant to such requests for registration within the preceding 12-month period.

Additionally, if the Company determines that it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective, because such action would (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company, (ii) require making a premature disclosure of material information that it has a bona fide business purpose for preserving as confidential, or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act to effect such a demand registration, then the Company has the right to defer such registration, not more than once in any 12-month period, for an aggregate of up to 120 days.

Expenses of Registration Rights

The Company is required to pay all expenses, including reasonable fees and expenses, not to exceed $30,000 per registration, of one counsel to represent the selling stockholders, relating to any demand, piggyback or Form S-3 registration, other than underwriting discounts and commissions, stock transfer taxes, and any additional fees of counsel for the selling stockholders, subject to specified conditions and limitations. The Company is not required to pay registration expenses if a demand registration request is withdrawn at the request of a majority of holders of registrable securities to be registered, unless holders of a majority of the registrable securities agree to forfeit their right to one demand registration.

The investors’ rights agreement contains customary cross-indemnification provisions, pursuant to which the Company is obligated to indemnify the selling stockholders in the event of material misstatements or omissions in the applicable registration statement attributable to the Company, and the selling stockholders are obligated to indemnify the Company for material misstatements or omissions in the registration statement attributable to them, subject to certain limitations.

Anti-Takeover Effects of Provisions of Our Amended and Restated Certificate of Incorporation, Our Amended and Restated Bylaws, and Delaware Law

Section 203 of the Delaware General Corporation Law

The Company is subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless:

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prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
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at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

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any merger or consolidation involving the corporation or any direct or indirect majority-owned subsidiary of the corporation and the interested stockholder;
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any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder (in one transaction or a series of transactions);
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subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder;
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any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or
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any receipt by the interested stockholder of the benefit, directly or indirectly, of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Provisions of the Company’s amended and restated certificate of incorporation and amended and restated bylaws may delay or discourage transactions involving an actual or potential change in our control or change in the Company’s management, including transactions in which stockholders might otherwise receive a premium for their shares or transactions that the Company’s stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of the Company’s common stock. Among other things, the Company’s amended and restated certificate of incorporation and amended and restated bylaws:

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permit the board of directors to issue, without further action by the stockholders, up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change in our control) that may be senior to common stock;
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provide that the authorized number of directors may be changed only by resolution of the board of directors;
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provide that, subject to the rights of any series of preferred stock to elect directors, directors may only be removed for cause, which removal may be effected, subject to any limitation imposed by law, by the holders of at least 66 2/3% of the voting power of all of our then-outstanding shares of the common stock entitled to vote generally at an election of directors;

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provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;
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divide the board of directors into three classes with each class serving three-year staggard terms;
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require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent or electronic transmission;
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provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing in a timely manner and also specify requirements as to the form and content of a stockholder’s notice;
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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose); and
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provide that special meetings of our stockholders may be called only by the chair of the board, the Company’s Chief Executive Officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Choice of Forum

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees to us or our stockholders; (iii) any action or proceeding asserting a claim against us or any of our current or former directors, officers or other employees, arising out of or pursuant to any provision of the Delaware General Corporation Law, our amended and restated certificate of incorporation or our amended and restated bylaws; (iv) any action or proceeding to interpret, apply, enforce or determine the validity of our amended and restated certificate of incorporation or our amended and restated bylaws (including any right, obligation, or remedy thereunder); (v) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (vi) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants.

The provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. Additionally, investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation will also provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated certificate of incorporation. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is Equiniti Trust Company, LLC. The transfer agent and registrar’s address is P.O. Box 64945, Saint Paul, MN 55164-0945.

Listing

The Company’s common stock is listed on the Nasdaq Global Market under the symbol “LBRX.”